UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 12, 2007

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2007 Annual Meeting of Stockholders to be held on Friday, July 6, 2007 at 10:00 a.m., Pacific time, at our principal executive offices, 111 McInnis Parkway, San Rafael, California 94903.

At the Annual Meeting, you will be asked to:

1.	Elect eight directors; and

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

The accompanying Notice of 2007 Annual Meeting and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We hope you will be able to attend this year’s Annual Meeting. We will report to the stockholders on fiscal 2007 and describe our future strategies for products and markets. There will be an opportunity for all stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card or vote by the Internet or telephone to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carl Bass
Chief Executive Officer and President

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Friday, July 6, 2007, at 10:00 a.m., Pacific time.

Place	Autodesk’s principal executive offices, located at: 111 McInnis Parkway, San Rafael, California 94903.

Items of Business

(1)    To elect eight directors to serve for the ensuing year and until their successors are duly elected and qualified.

(2)    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

(3)    To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2007 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on June 1, 2007.

Voting

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2007 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Senior Vice President, General Counsel and Secretary

This notice of annual meeting, proxy statement and accompanying form of proxy card are being distributed on or about June 12, 2007.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING AND PROCEDURAL MATTERS

2007 Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Autodesk (“Autodesk” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, July 6, 2007, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Autodesk’s principal executive offices, located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that location is (415) 507-5000.

Stockholders are cordially invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect eight directors and approve the ratification of the independent registered public accounting firm.

Q:	Can I attend the Annual Meeting?

A:	You are cordially invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of June 1, 2007. Please notify our Vice President of Investor Relations, Sue Pirri, by calling (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. The meeting will begin promptly at 10:00 a.m., Pacific time, and you should leave ample time for the check-in procedures.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Autodesk.

Beneficial owners—Many Autodesk stockholders hold their shares through a broker, trustee or nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on June 1, 2007 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 231,165,564 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by completing, signing, dating and returning the proxy card in the enclosed, postage pre-paid envelope, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on July 5, 2007. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting is available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect eight directors to serve for the ensuing year and until their successors are duly elected and qualified; and

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

Q:	What is the voting requirement to approve these proposals?

A:	Proposal One—A majority of the votes duly cast is required for the election of directors. The number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee for the nominee to be elected as a director of the Company to serve until the next annual meeting or until his or her successor has been duly elected and qualified.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” the eight nominees listed in Proposal One and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Autodesk does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	Who will bear the costs of soliciting votes for the Annual Meeting?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will provide final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008. In addition, the results will be posted on our website, at www.autodesk.com under “About Us—Investors.”

Stockholder Proposals and Director Nominations at Future Meetings

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material—Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2008 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than February 13, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—In addition, Autodesk’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Autodesk’s General Counsel no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance Principles.”

The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the General Counsel of Autodesk no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2008 annual meeting of stockholders is February 13, 2008.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk. All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2007 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2007 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2007 Annual Report may request to receive a separate copy of the proxy materials and 2007 Annual Report by calling (415) 507-6705 or sending an email to investor.relations@autodesk.com. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2007 Annual Report can request to receive a single copy by following the instructions above.

Q:	What is the mailing address for Autodesk’s principal executive offices?

A:	Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903.

Any written requests for additional information, additional copies of the proxy materials and 2007 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Autodesk’s bylaws currently set the number of directors at ten. Mary Alice Taylor and Steve Scheid have each informed the Board of Directors that they will not seek re-election to the Board of Directors. Accordingly, a board of eight directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors and all of whom are presently directors of Autodesk. All nominees were elected by the stockholders at last year’s annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Autodesk is working with an executive search firm to identify new independent director candidates.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE NOMINEES LISTED BELOW.

Information Regarding the Nominees

The name, age and principal occupation of each nominee as of May 31, 2007, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name of Nominee	Age	Principal Occupation	Director Since
Carol A. Bartz	59	Executive Chairman	1992

Carl Bass	50	Chief Executive Officer and President	2006

Mark A. Bertelsen	63	Senior Partner, Wilson Sonsini Goodrich & Rosati, Professional Corporation, attorneys at law	1992

Crawford W. Beveridge	61	Executive Vice President and Chairman EMEA, APAC and the Americas, Sun Microsystems, Inc.	1993

J. Hallam Dawson	70	Chairman of the Board, IDI Associates	1988

Michael J. Fister	53	Chief Executive Officer and President, Cadence Design Systems, Inc.	2003

Per-Kristian Halvorsen	55	Chief Technology Innovation Officer, Intuit, Inc.	2000

Larry W. Wangberg	65	Independent Business Consultant	2000

Carol A. Bartz joined Autodesk in April 1992 and serves as Executive Chairman of the Board. Ms. Bartz’ present duties include enhancing relationships with Autodesk’s key customers, partners, governments and investors along with focusing on activities designed to improve the business climate for Autodesk. From April 1992 to April 2006, Ms. Bartz served as Chairman of the Board, Chief Executive Officer and President. Ms. Bartz is also a director of Cisco Systems, Inc. and Network Appliance, Inc. Prior to joining Autodesk, Ms. Bartz held various positions at Sun Microsystems, Inc., including Vice President, Worldwide Field Operations from July 1990 through April 1992.

Carl Bass joined Autodesk in September 1993 and serves as Chief Executive Officer and President. From June 2004 to April 2006, Mr. Bass served as Chief Operating Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From June 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass also served as a director of Serena Software, Inc., but voluntarily resigned from that position effective March 2006 when Spyglass Merger was merged with and into Serena Software, Inc.

Mark A. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati in 1972 and was the firm’s managing partner from 1991 to 1996. Mr. Bertelsen is a director of Informatica Corporation.

Crawford W. Beveridge serves as Executive Vice President and Chairman EMEA, APAC and the Americas, Sun Microsystems, Inc. Mr. Beveridge served as Chief Executive Officer of Scottish Enterprise, an economic development company, from January 1991 until March 2000. From March 1985 to December 1990, Mr. Beveridge was the Vice President of Corporate Resources at Sun Microsystems, Inc. Mr. Beveridge is a director of Scottish Equity Partners Ltd. and Memec, Inc.

J. Hallam Dawson has served as Chairman of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director China Trust Bank (USA) and was a director of Serena Software, Inc. through February 2006.

Michael J. Fister has served as the Chief Executive Officer and President of Cadence Design Systems, Inc. since May 2004. Previously, Mr. Fister served as Senior Vice President and General Manager of the Enterprise Platforms Group of Intel Corporation from 2002 to May 2004. Mr. Fister joined Intel in 1987 as the Chandler, Arizona operations manager for the 8-bit focus group. From 1988 through 2000, Mr. Fister was promoted to a series of engineering positions, and elected corporate Vice President in 2000.

Per-Kristian Halvorsen has served as the Chief Technology Innovation Officer of Intuit, Inc. since February 2006. Previously, he was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Previously, Dr. Halvorsen served as Director and Principal Scientist of the Information Sciences and Technologies Laboratory at the Xerox Palo Alto Research Center from June 1992 until June 2000. Dr. Halvorsen is a member of the Board of Directors of FinnTech and Finn.

Larry W. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV, previously ZDTV, Inc., from August 1997 until his retirement in June 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive program guide company, from February 1995 to August 1997. Mr. Wangberg is a director of Charter Communications, Inc. and ADC Telecommunications, Inc.

Pursuant to the employment agreements between the Company and each of Carol A. Bartz and Carl Bass, the Company has agreed to continue to nominate Ms. Bartz and Mr. Bass to serve as members of the Company’s Board of Directors for as long as such individuals are employed by the Company.

See “Corporate Governance” and “Executive Compensation—Director Compensation” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2008, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect representatives of Ernst & Young LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2007 and 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$4,707,349	$3,265,979
Audit-Related Fees	—	—
Tax Fees(2)	707,641	896,835
All Other Fees	—	—

Total	$5,414,990	$4,162,814

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal control included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The fiscal 2007 fees include approximately $1.4 million for audit services related to the Company’s voluntary stock option review.
(2)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the next Audit Committee meeting.

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board of Directors provides independent leadership in the exercise of its responsibilities. Our management oversees a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance. Over ten years ago, before “corporate governance” was a watchword, the Board of Directors began work on developing Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the principles that guide the Board of Directors’ exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of Autodesk’s executive officers and set corporate strategy. The Board of Directors first adopted these Guidelines in December 1995 and has refined them from time to time since then. Most recently, in March 2007, the Board of Directors amended the Guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board of Directors would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of Directors of such resignation. The Corporate Governance Guidelines are available on our website at www.autodesk.com under “About Us—Investors—Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “About Us—Investors—Corporate Governance.” We will post on this section of our website any amendment to the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market.

Stock Ownership Guidelines

Directors and officers are encouraged to be Autodesk stockholders through their participation in our stock option plans. The Board of Directors has established stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates the stock ownership guidelines, as appropriate.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carol A. Bartz, our Executive Chairman, and Carl Bass, our Chief Executive Officer and President, all of its members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The independent directors meet regularly in executive session, without members of management present, as part of the quarterly meeting procedure.

Board Meetings and Board Committees

The Board of Directors held a total of 8 meetings (including regularly scheduled and special meetings) during fiscal 2007. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any. The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Mary Alice Taylor, Chairman, Steven L. Scheid and Larry W. Wangberg, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. Following the 2007 Annual Meeting, the Audit Committee will consist of directors J. Hallam Dawson, Chairman, Per-Kristian Halvorsen and Larry W. Wangberg, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Dawson, Mr. Scheid and Ms. Taylor are each an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission (the “SEC”).

The Audit Committee held 8 formal meetings during fiscal 2007 and met numerous times informally. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us—Investors—Corporate Governance.”

See “Report of the Audit Committee of the Board of Directors” below for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Crawford W. Beveridge, Chairman, J. Hallam Dawson and Michael J. Fister, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executives and has authority to grant stock options to executive officers and non-executive employees under our stock plans. Because options are granted automatically to non-employee directors under the non-discretionary 2000 Directors’ Option Plan, the Compensation and Human Resources Committee consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs. See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Autodesk’s processes and procedures for the consideration and determination of executive compensation.

The Compensation and Human Resources Committee held 8 meetings during fiscal 2007. The Compensation and Human Resources Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us—Investors—Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 25.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of J. Hallam Dawson, Chairman, Per-Kristian Halvorsen and Larry W. Wangberg, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board and reviewing and making recommendations regarding the composition and mandate of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance Principles.”

The Corporate Governance and Nominating Committee held 3 meetings during fiscal 2007. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us—Investors—Corporate Governance.”

Lead Director

J. Hallam Dawson serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk, Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) relationships between directors and the Company’s customers and suppliers, and (4) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

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While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

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The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

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After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. Nine of our directors attended the Company’s 2006 annual meeting of stockholders.

Contacting the Board of Directors

Communications from stockholders to the non-employee directors should be addressed to the Lead Director as follows: J. Hallam Dawson, Autodesk Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation philosophy provides the guiding principles for decisions made by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) for our executive officers. Autodesk operates in the competitive and rapidly changing software and technology industry. In the area of executive compensation, Autodesk strives to link pay to performance and to the long-term interests of shareholders by

•	Ensuring that the executive team has clear goals and accountability with respect to financial and nonfinancial corporate performance

•

Establishing pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of Autodesk, and the dynamic and challenging technology labor markets in which Autodesk operates

•	Assessing performance against individual goals within the context of the Company’s overall operating results

•	Aligning pay incentives with the long-term interests of our shareholders.

Throughout this Proxy Statement, the Company’s chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 26, are referred to as the “Named Executive Officers.”

Compensation and Human Resources Committee

The Committee is responsible for ensuring that the executive compensation programs are effectively designed, implemented, and administered with sound corporate governance practices. The Committee has authority to approve the philosophy and structure of the compensation programs for executives and, as deemed appropriate for other Company employees.

The Committee consists of three independent, nonemployee directors as defined by the listing standards of the Nasdaq stock market: Crawford W. Beveridge (Chairman), J. Hallam Dawson, and Michael J. Fister. The charter as well as more details about the Committee are available at www.autodesk.com (About Us—Investors—Corporate Governance). The Committee reassesses this charter annually and recommends any proposed changes to the Board for approval.

The Committee annually reviews and approves compensation for the CEO and the executive officers of the Company. This includes base salaries, incentive awards, stock option grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements.

In addition, the Autodesk Board of Directors has delegated to the Committee exclusive authority to grant stock options to Autodesk’s executive officers and other employees.

Role of Executives in Compensation Decisions

The Committee sets compensation for the CEO and the executive officers of the Company. In determining the CEO’s compensation, the Committee solicits input from the full Board of Directors before making final decisions.

Certain executives such as the CEO, the Senior Vice President of Human Resources, the Vice President of Compensation and Benefits, and others from Autodesk’s Finance, Legal, and Investor Relations organizations (hereafter referred to as Management) may assist and support the Committee. They may develop compensation proposals for Committee consideration, analyze competitive compensation information, and provide analyses of the status of compensation programs such as levels of stock ownership, the holding value or the hypothetical gain from the unvested shares if exercised at various prices,—and so forth. However, they do not have decision-making authority in regards to executive officer compensation.

The CEO annually reviews the performance of the Named Executive Officers, other than the Executive Chairman whose performance, along with that of the CEO, is reviewed by the Committee. The CEO recommends salary adjustments, incentive awards, promotions, and stock option grants. The Committee reviews these recommendations and modifies them as necessary.

Use of Outside Consultants

While the Company may use consultants to assist in the evaluation of CEO or executive officer compensation, the Committee has the sole authority to retain and terminate its own compensation consultant, as it sees fit. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Company contracted with several compensation consulting firms during the 2007 fiscal year that provided education and information to the Committee:

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Management used information from Aon’s Radford Executive Survey to provide benchmark data and overall practices reports to inform the Committee’s decisions on fiscal 2007 base salaries, incentive awards and stock grants for executive officers.

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VenturePay Group’s Executive Compensation Dashboard Report provided benchmark compensation information based on a detailed analysis of recently filed proxies from companies in Autodesk’s Peer Group (see Benchmarking of Compensation below). This was an additional source of information used to inform the Committee’s decisions on fiscal 2007 base salaries, incentive awards and stock grants for executive officers.

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Mercer Consulting presented information to the Committee in June 2006 regarding statutory, accounting, and tax issues related to executive post-retirement medical plans. This information was used to inform the Committee’s position in considering potential provisions in certain executive employment agreements.

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Compensia provided education material to the Committee in December 2006 on regulatory trends affecting executive compensation and has provided on-going support and guidance on SEC compensation disclosure requirements.

Benchmarking of Compensation

To ensure that Autodesk’s base salaries, target incentive awards, and stock grants for executive officers are competitive, the Committee uses the independent third-party executive compensation surveys mentioned earlier that report on the compensation practices of a group of companies in our industry as well as competitors for executive talent (collectively, the “peer group”). For fiscal 2007, the companies in this peer group were Adobe, BEA Systems, BMC Software, Cadence Design Systems, eBay Electronic Arts, Google, Intuit, Network Appliance, Siebel Systems, Symantec, Synopsys and Yahoo.

The peer group is reviewed and updated each year to ensure that the comparisons are meaningful. Several factors are considered in selecting the peer group, including product or industry, revenue level, geographic location, and competitors for executive talent in our labor markets.

Pay Mix

The total cash compensation and the ratio of fixed base salary and target incentive pay components are established for executives based on competitive market practices determined from the benchmark surveys. For fiscal 2007, the base pay and cash incentive components for the CEO were each approximately 50 percent of targeted total direct cash compensation. For the other executive officers, the base pay component was roughly 60 percent, and the targeted cash incentive component was approximately 40 percent of targeted total direct cash compensation. This mix between fixed base salary and cash incentives is comparable to that for similar positions reviewed in the peer group.

Carol A. Bartz, who effective on May 1, 2006, moved out of her role as Chief Executive Officer to the part-time position of Executive Chairman, is paid a fixed base salary but no longer has a target incentive component in her cash compensation.

Target Pay Positioning

The Committee believes that Autodesk’s executive compensation program targets fall within the typical range of compensation programs offered by the peer group. Autodesk strives to position the midpoints of its salary ranges, target cash incentives, and stock grant guidelines near the 50th percentile of the peer group, resulting in targeted total compensation that is competitive within our labor market. An individual’s actual salary, incentive award, and stock grant may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance, and contributions.

Elements of Compensation

Autodesk’s executive compensation program has three major components: fixed base salary, short-term cash incentives, and long-term incentives. The company also provides a comprehensive benefits program and termination protection. These programs are designed to attract, retain, and motivate highly effective executives to achieve the company’s business goals and improve shareholder value.

•	Base Salary

Autodesk’s base salary program provides fixed annual cash compensation set at a competitive level that recognizes the scope, responsibility, and skills required of the position. Salary ranges are developed for each executive officer based on competitive salary information for the peer group. The midpoint of each range approximates the competitive labor market 50th percentile for the peer group.

Base salaries for executive officers are set annually by the Committee with consideration of the benchmark analysis of the peer group. Each executive officer’s base salary is based on salary levels of comparable jobs in the peer group as well as experience, skills, and performance level.

Adjustments to base salaries generally are approved annually at the March quarterly Committee meeting. Promotion or equity adjustments may be approved at other quarterly meetings.

•	Cash Incentive Compensation—Executive Incentive Plan (EIP)

The EIP is an annual cash incentive plan available to those executives designated annually by the Committee. Its purpose is to motivate participants to ensure Autodesk achieves its annual business goals. Elements of the performance criteria may differ depending on participants’ areas of responsibility and may include corporate, business, or functional unit and individual management goals.

Under the EIP, target awards are established for each eligible participant. Each year, a corporate financial performance matrix is developed at the beginning of the award period. This matrix provides a guide to determining appropriate award levels based on varying levels of achievement of operating margin and revenue growth. A participant may receive an actual bonus that is larger or smaller than the target incentive payout, or may receive no bonus whatsoever. The actual award reflects a combination of the target award, the Company’s revenue and operating margin performance, and an assessment of the individual’s performance during the year.

•	Participants

Five employees were originally designated to participate for fiscal 2007, all of whom are Named Executive Officers. When Carol A. Bartz entered into a new employment agreement in January 2007, she voluntarily agreed to receive no EIP award for fiscal 2007 and will not participate in the future. The remaining participants in the EIP for fiscal 2007 were the current Chief Executive Officer Carl Bass, Chief Financial Officer Alfred J. Castino, Sales Executive George M. Bado, and Human Resources Executive Jan Becker.

•	Target Awards

For each participant, the Committee established an EIP target award equal to a percentage of base salary as follows: Carl Bass 100 percent, Alfred J. Castino 75 percent, Jan Becker 75 percent, and George M. Bado 16.7 percent. As leader of the sales organization, George M. Bado has additional cash incentive compensation tied to sales commissions. His sales commission target is 50 percent of his base salary.

•	Corporate Income Tax Considerations

The EIP is intended to qualify as deductible “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code and has been structured accordingly. The structure of the plan separates the funding of the awards from the determination of the actual awards, as described below.

•	Maximum Funding of Pool for Awards

At the beginning of the award period, the Committee determines a payout funding formula that provides for a maximum funding amount based on a minimum threshold of revenue growth and a non-GAAP operating margin attainment. The non-GAAP operating margin for fiscal 2007 excluded certain costs, expenses, gains and losses, including stock based compensation expense, amortization of purchased intangibles and litigation expenses. Below this threshold, there is no EIP funding. The Committee sets these thresholds on a year-to-year basis. The minimum threshold for fiscal 2007 revenue growth was 6 percent and the minimum threshold for non-GAAP operating margin was 19.5 percent. If these two thresholds are achieved or exceeded, the maximum funding pool for payouts is set at 190 percent of the sum of participants’ target awards.

•	Actual Awards to Individuals

The Committee is not obligated to fully allocate the maximum funding amount. The Committee determines the actual awards based on the Company’s financial results as compared to the financial performance matrix and on an evaluation of an individual’s contributions relative to the Company’s results. This matrix provides a guide to determining appropriate award levels based on varying levels of achievement of revenue growth and non-GAAP operating margin, where a 100 percent award generally equates to the Company’s achievement of its annual operating plan. For fiscal 2007, a 100 percent award was associated with revenue growth of 21 percent and non-GAAP operating margin attainment of 26.5 percent. A similar performance matrix is also used across the Company for determining award funding under the Autodesk Incentive Plan (AIP) as noted in the following section, thus providing alignment between the incentives for Named Executive Officers and those for the broader employee population. For fiscal 2007, the Company’s financial performance exceeded the minimum funding threshold and equated to an award on the performance matrix of 98 percent of the target award amounts.

Awards are typically paid in cash within three months after the end of the fiscal year. For fiscal 2007, the Committee reviewed the Company’s results and the performance of the NEOs in March 2007. The Committee determined that Mr. Bado, Ms. Becker and Mr. Castino had fully met performance expectations for the year and approved EIP payouts for them at 100% of target. The

Committee reviewed the performance of Mr. Bass with the full Board and determined that the CEO had significantly exceeded performance expectations during his first year as CEO of the Company. The Committee approved an EIP payout of $1,000,000 for Mr. Bass, which is 143% of his target EIP award. Approved awards are listed below:

Executive	Title	Target Award	Approved Award
Carl Bass	Chief Executive Officer	$700,000	$1,000,000
Alfred J. Castino	Chief Financial Officer	$278,000	$278,000
George M. Bado	EVP, Worldwide Sales	$60,000	$60,000
Jan Becker	SVP, Human Resources	$233,000	$233,000

•	Cash Incentive Compensation—Autodesk Incentive Plan (AIP)

An executive not designated to participate in the company’s EIP is eligible to participate in the Autodesk Incentive Plan (AIP), which is generally available to all non-sales employees. The AIP consists of an overall corporate plan and several individual group plans covering Autodesk divisions, functional groups, and business units. Participants are assigned to the appropriate AIP group plan based on organization and role. For example, the AIP awards for most divisional staff are based 70 percent on the performance of the specific division and 30 percent on corporate performance.

•	Target Awards and Target Funding

Each participant is assigned a target incentive payout, which is a percentage of the participant’s base salary. Target AIP incentive payout levels are set for each pay grade based on market competitive data and internal consistency. The target AIP funding pool is the sum of all participants’ target incentive payout.

•	Actual Awards to Participants

Actual awards are based on (1) the performance of the Company and the participant’s group, as applicable, as compared to the financial performance matrix and (2) the evaluation of the participant’s individual performance for the fiscal year by the participant’s manager.

•	Performance of the Company and the Participant’s Group

If the revenue goals and non-GAAP operating margin or group contribution margin goals are met exactly, actual total AIP funding is 100 percent of the sum of the participants’ target awards. For the Company overall and for each group, a financial performance matrix defines award levels as a percentage of target awards for various other combinations of achieved operating margin and revenue growth as described above for the EIP. In addition, the CEO can adjust the AIP funding amount derived from the financial results up or down by a maximum of 10 percent, based on the CEO’s assessment of the achievement of nonfinancial goals for the Company or for a particular group.

•	Performance of the Participant

The actual award reflects a combination of the target award, AIP funding based on the performance of the Company and the individual’s group, and manager assessment of the individual’s performance during the year. As a result, an individual may receive an actual AIP payout that is larger or smaller than the AIP amount based on the performance matrix and his or her target award or may receive no AIP payout whatsoever.

•	Cash Incentive Compensation—Autodesk Sales Compensation Plan

As the top sales executive, George M. Bado has a portion of his targeted cash compensation tied to sales commissions based on achievement of specific revenue and contribution margin objectives. George M.

Bado’s On-Target-Earnings (OTE) is the amount that he will receive if he achieves his annual financial performance objectives, such as his annual quota. His OTE consists of two components: base salary and target incentive. His commission-based cash incentive target is set at 50 percent of his base salary. As described earlier, he has an additional cash incentive target of 16.7 percent of his base salary as a participant in Autodesk’s EIP.

•	Equity-Based Compensation

Equity awards provide employees and executives the perspective of an owner with a stake in the success of Autodesk, thus increasing alignment with shareholder interests. Stock options are currently the equity-based component of Autodesk’s compensation program. This component is intended to direct executive attention to the importance of sustained, long-term revenue growth and profitability. In addition, stock options are required to compete effectively for talent in the software and technology industry. Vesting periods encourage employees and executives to remain with Autodesk and to focus on longer-term results.

•	Perquisites and Other Benefits

•	Benefits Program

Autodesk offers a variety of benefits programs to executives and regular employees alike. For example in the United States, benefits include medical (with prescription coverage), vision, dental, employee and dependent life insurance, employee and dependent accidental death and dismemberment insurance, short-term disability, long-term disability, and financial programs such as a 401(k) plan and flexible spending accounts. Autodesk also provides a variety of relocation benefits to eligible participants.

•	Nonqualified Deferred Compensation

US-based executives are eligible to participate in Autodesk’s Nonqualified Deferred Compensation Plan. The plan is designed to allow eligible employees to make pretax contributions through compensation deferrals to the plan and receive tax-deferred investment returns on the contributions similar to the 401(k) plan. This benefit is incremental to the 401(k) plan and is available to a limited group of Autodesk U.S.–based senior management employees. Similar to the 401(k) plan, earnings are not guaranteed.

Investment options are a subset of those available in the Autodesk 401(k) plan and include 22 funds. See the chart in the Summary Compensation Tables section on page 31.

•	Perquisites

Carol A. Bartz is provided a personal driver for her business transportation needs. George M. Bado has been provided a local apartment on an extended basis as part of his relocation assistance. Otherwise, the Company does not as a general practice provide benefits or special considerations to its executives that it does not provide to other employees.

Stock Plans and Stock Grant Policies/Practices

Autodesk maintains the 2006 Employee Stock Plan for stock option grants exclusively for Autodesk employees, including executive officers. In addition, the Company’s employees are eligible to participate in Autodesk’s 1998 Employee Qualified Stock Purchase Plan.

Our broad-based employee stock option program is designed to promote long-term retention and recognize individual performance. Generally, all employees are eligible to participate. Approximately 80 percent of the options granted during fiscal 2007 were awarded to employees other than Named Executive Officers.

Guidelines are based on competitive market practice for grants for new hires, promotions, and ongoing performance-related grants. Typically, an employee is eligible for a stock option grant upon beginning employment with the Company (if the stock option program is available in that country location) and is eligible to be considered for periodic grants thereafter. The size of grants is influenced by the prevailing guidelines and the individual’s performance or particular requirements at the time of hire.

•	Voluntary Stock Option Review

During fiscal 2007, the Audit Committee of Autodesk’s Board of Directors conducted a voluntary review of Autodesk’s historical stock option granting practices and related issues. For a full discussion of our voluntary stock option review, please refer to the “Explanatory Note,” “Note 2. Restatement of Consolidated Financial Statements” and “Item 9A. Controls and Procedures” in our fiscal year 2007 Annual Report on Form 10-K.

•	Stock Grant Process

All stock option grants to executive officers are made by the Committee. In March 2005, the Board of Directors modified the delegation of authority to the Company’s chief executive officer to grant stock awards and approve monthly performance, promotion, new hire, and patent award grants for employees other than the Company’s executive officers on a predetermined date. The specified date was the second Thursday of each month, or the next business day in case of a holiday, or as close to such date as was reasonably possible.

In September 2006, the Committee discontinued the delegation of authority to the chief executive officer and began approving all employee grants at its regularly scheduled quarterly meetings. The Committee approves stock option grants to newly hired executive officers at the quarterly meeting following the executive’s hire date. It also approves promotion and performance grants. For executive promotions, the Committee approves promotion grants at the Committee meeting at which the promotion is approved, or at the next quarterly Committee meeting following the promotion. Approval of performance grants is scheduled to occur at the quarterly Committee meetings.

The Committee typically reviews and approves performance grants for executives once or twice a year. The Committee considers several factors, including the unvested option position of each executive, the value of those options compared to other Autodesk senior executives, competitive pay practices within the peer group of companies, and the individual performance of the executive.

The Committee uses “new hire” and “ongoing” stock grant guidelines in determining the appropriate size of these grants. The stock grant guidelines reflect the range of typical competitive practices of our peer group. The Committee has authority to exceed these guidelines, within the limits prescribed under the stock plan approved by shareholders. The current plan limits any individual grant to 1,000,000 stock options. For fiscal 2007, the maximum grant awarded was 750,000 to Carl Bass to recognize his promotion to chief executive officer.

•	Stock Grant Policies

The Autodesk Board of Directors has established the following policies to govern the granting of stock options:

•	Limitation on Number of Options Granted

It is the policy of the Board that the aggregate number of shares underlying equity awards granted under the 2006 Employee Stock Plan will not exceed 2.5 percent per year of the Company’s outstanding common stock during any given fiscal year. The 2.5 percent is based on gross awards and is not net of cancellations. In calculating whether the 2.5 percent limitation has been reached, no equity awards issued in connection with a merger, acquisition, or similar business combination or the appointment of new senior executive officers of the Company, such as a chief executive officer, chief financial officer, or chief operating officer, will be counted toward the total.

For fiscal 2007, excluding the grant to Carl Bass to recognize his promotion to chief executive officer, the aggregate number of option grants represented 2.1 percent of common shares outstanding as of January 31, 2007. Net of cancellations, the number was 1.6 percent.

•	Shareholder Dilution Mitigation

We maintain a stock repurchase program to mitigate the dilutive effect of our stock plans. We generate significant cash flow, and current and planned uses of cash include share repurchases. In fiscal 2007, we repurchased about 4.2 million shares. As of January 31, 2007, about 16.3 million shares of common stock remain available for repurchase.

•	Prohibition Against Stock Option Repricing

Our Board of Directors has prohibited repricing of stock options in the 2006 Employee Stock Plan and the 2000 Directors’ Option Plan. A similar policy was in place for our prior employee stock plan.

•	Nonqualified Stock and Incentive Stock Options

In general, we issue only nonqualified stock options to employees and executives, with the exception of grants to those executive officers subject to the stock ownership guidelines described below. The 2006 Employee Stock Plan limits the use of incentive stock options (ISOs) because of the heavier financial burden they place on the company. However, because ISOs provide special tax advantages to the recipient if the stock is held for a significant length of time following exercise, we provide ISOs to certain executive officers to facilitate their meeting the stock ownership guidelines. ISOs are granted to these few individuals only to the extent allowable by applicable Internal Revenue Code limits. Any excess options are nonqualified stock options.

•	Stock Option Grant Exercise Price

For fiscal 2007, the exercise price for stock option grants equals the fair market value of the company’s common stock on the date of grant. This is defined as the closing price quoted on the Nasdaq Global Select Market on the grant date.

•	Option Grant Vesting and Expiration

All stock options granted in fiscal 2007 vest according to the nature of the grant and the level of the recipient:

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Executive Officer and all other vice president grants (new hire, promotion, performance grants) have four-year vesting, with one-fourth of the total grant vesting on each grant anniversary date for four years.

•	Other non-vice president grants (key new hire, promotion, performance grants) have three-year vesting, with one-third of the total grant vesting on each grant anniversary date for three years.

•	Standard new hire grants (50 to 100 shares, depending on country) vest in full on the one-year anniversary of the grant date.

All stock options granted in fiscal 2007 expire six years from the date of grant.

•	Stock Ownership Guidelines for Executive Officers and Directors

Stock ownership by executive officers and directors is important to tie management to the risks and rewards inherent in stock ownership of the Company. The guidelines for stock ownership adopted by the Board in December 2004 provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary and that directors should attain an investment position in Autodesk stock of at least 5,000 shares. Converting a portion of management’s stock options into shares encourages long-term ownership in the Company and helps align the interests of executive officers and shareholders.

Stock ownership guidelines are as follows:

Position	Ownership Guidelines
Executive Chairman/Board Member	5,000 shares
CEO	5 times base salary
CFO	2 times base salary
Senior Vice President	2 times base salary

The stock ownership guidelines are applicable only to those executive officers who are also subject to Section 16 of the Securities Exchange Act of 1934. The guidelines apply so that the executive has four years from adoption of the guidelines in December 2004 or assumption of a new, higher-level position to achieve the recommended levels of stock ownership, whichever is later. The executive can achieve the recommended levels through converting vested stock options or by purchasing stock either in the open market or through the Employee Stock Purchase Plan. Only stock that is owned outright is applied toward meeting the guidelines.

The Committee monitors progress toward achievement of these guidelines on at least an annual basis. At their last review in December 2006, all outside members of the Board of Directors and Carol A. Bartz, George M. Bado and Alfred J. Castino had met the ownership guidelines.

Compensation and Human Resources Committee Operations and Decision Making

The Committee held eight meetings during fiscal 2007. Compensation decisions on base salaries, incentive targets, and stock option grants for executive officers were made at the March 2006 Committee meeting, which was the first Committee meeting following the close of the fiscal year and public disclosure of our fiscal 2006 financial results. The Committee also met in March 2007, at which time decisions on the actual incentive awards for fiscal 2007 were made. These decisions are described below.

•	Market Compensation Analysis

Management presented for Committee review competitive compensation data for key executives at peer group companies (described in “Benchmarking of Compensation” on page 14). The Committee reviewed Company performance relative to our peer group, as well as base salary, bonus, and stock grant information, which then informed their decisions regarding executive officer compensation. Compensation for executives is targeted at the median or 50th percentile of the peer group. The fiscal 2007 analysis indicated that our executive officer pay was generally below that of the peer group. Following fiscal 2008 salary adjustments for our executive officer salaries are in line with our target for executive officer compensation within the 50th percentile of our peer group.

•	Base Salaries for Fiscal 2007

Management presented to the Committee the proposed fiscal 2007 executive base salary ranges and base salary adjustments for certain Company officers, excluding Carol A. Bartz and Carl Bass, to be effective April 1, 2006. The Committee discussed both the proposed fiscal 2007 salary ranges and individual executive officer’s current salary levels relative to the competitive benchmark salary information. They reviewed proposed salary adjustments based on skill and experience level, as well as the individual’s fiscal 2006 performance and position in the salary range. As appropriate, the Committee also reviewed longer-term strategies for monitoring and adjusting individuals’ pay over time relative to market. The Committee approved individual salary adjustments in the range of 4 percent to 6 percent for each executive officer other than Carol A. Bartz and Carl Bass.

Based on discussion of experience and benchmark compensation information, as well as input from the full Board, the Committee also determined the salary levels for Carol A. Bartz and Carl Bass in their new roles. These salary changes were effective on May 1, 2006, the date they assumed their new roles.

•	Stock Options Grants for Fiscal 2007

The Committee reviewed levels of annual stock grants for peer group executives in comparable positions. They reviewed the number of options awarded to each executive officer over the last four years, as well as the holding value of each executive’s unvested options. Based on this information, the Committee awarded stock option grants to each executive officer (except Bartz and Bass) that approximated the midpoint for the appropriate stock grant guidelines.

Given her change in role, no grant was made to Carol A. Bartz. The Committee, following consultation with the full Board, awarded Carl Bass options to purchase 750,000 shares of Autodesk common stock in light of his promotion to CEO.

•	Incentive Awards for Fiscal 2007

In March 2007, the Committee reviewed the Company’s revenue and operating margin performance for fiscal 2007 and the EIP funding requirements previously approved by the Committee at the beginning of the fiscal year. They also discussed with the CEO the individual performance during fiscal 2007 of each Named Executive Officer, with the exception of the CEO and the Executive Chairman.

On this basis, the Committee discussed appropriate EIP bonus awards for fiscal 2007 to the participating Named Executive Officers, except Carl Bass, and determined to award each such executive approximately 100 percent of his or her target EIP award.

The Committee also reviewed recommendations of the full Board regarding CEO compensation and incorporated those recommendations into the approved compensation proposals. As a result, the Committee determined that Mr. Bass had significantly exceeded performance expectations during his first year as CEO. The Committee in conjunction with the full Board approved an EIP award of $1,000,000 for Mr. Bass, which is 143% of his target EIP award.

Tax and Accounting Considerations

In designing its compensation programs, the Company has considered tax and accounting implications, including the following:

•

Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of FASB Statement 123(R). The company also takes into consideration FASB Statement 123(R) and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•

Change in Control Program—The Company has structured its Change in Control program so that in the event payment of benefits constitutes a “parachute” payment under Section 280G of the Internal Revenue Code, the Company will revise and limit the payment so that the Company does not incur additional tax burden on behalf of the participant. For more information, refer to the “Executive Change in Control Program” section on page 24.

•

Executive Incentive Plan—The EIP is structured to comply with the requirements of Section 162(m) of Internal Revenue Code, which allow certain payments under the plan to be deductible for federal income tax purposes.

Post-Employment Obligations

•	Employment Agreements

The Company currently has employment agreements with two of its Named Executive Officers. These agreements are summarized in the following table. Details of these agreements can be found in the Form 8-K filings as noted below.

Compensation	Carol A. Bartz Form 8-K Filed 1/25/2007 (period 1/19/2007)	Carl Bass Form 8-K Filed 12/20/2006 (period 12/14/2006)
Annual Salary	$500,000	$700,000

Bonuses	None	• Participates in the EIP • Target incentive 100 percent of base salary

Stock Options

•        Continue to vest previously granted options

•        No longer receive grants customarily awarded to executive officers

•        After 1/31/2007 may be granted stock options or other equity grants at the discretion of the Board

• Continue to be eligible to receive grants customarily awarded to executive officers

Employee Benefits	• Eligible to participate in benefits normally provided to employees • Four weeks paid annual vacation	• Eligible to participate in benefits normally provided to employees • Four weeks paid annual vacation

Expenses	• Eligible for reimbursement under Company’s expense reimbursement policy	• Eligible for reimbursement under Company’s expense reimbursement policy

Severance Benefits	• Eligible for post-employment health insurance	N/A

Termination Without Cause or Resignation for Good Reason (including Change in Control)	• Continued coverage under Company’s health insurance plan (or a comparable plan) • Immediate vesting of all unvested stock options • Any additional benefits accorded by Change in Control program

•        Lump sum payment of 100 percent of base salary and 100 percent of target annual incentive.

•        Immediate vesting of unvested stock options that would have vested within 12 months of the termination date except under Change in Control program.

•        Immediate vesting of unvested stock options that would have vested within 24 months of the termination date under Change in Control program.

Compensation	Carol A. Bartz Form 8-K Filed 1/25/2007 (period 1/19/2007)	Carl Bass Form 8-K Filed 12/20/2006 (period 12/14/2006)
• Provided six months to exercise any vested stock options • Any additional benefits accorded by Change in Control program • Reimbursement of COBRA expenses for up to 12 months

Voluntary Termination Without Good Reason or Termination for Cause

•        Further vesting of outstanding stock options terminates immediately

•        Payment of compensation terminates immediately except for those amounts already earned

•        Paid any accrued but unpaid compensation, benefits, and expenses through the termination date

•        Eligible for severance benefits if in accordance with Company’s established policy

•        Further vesting of outstanding stock options terminates immediately

•        Payment of compensation terminates immediately except for those amounts already earned

•        Paid any accrued but unpaid compensation, benefits, and expenses through the termination date

•        Eligible for severance benefits if in accordance with Company’s established policy

Termination Due to Death or Disability	• Eligible for benefits in accordance with then-applicable policies • Outstanding unvested stock options will accelerate and fully vest	• Eligible for benefits in accordance with then-applicable policies

•	Executive Change in Control Program

In March 2006, the Board of Directors approved an amended Executive Change in Control Program, in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control of the company. Each of Autodesk’s current Named Executive Officers, among other employees, participates in the Change in Control Program. Under the terms of this program, if, within 12 months of a change in control (as defined below) an executive officer who participates in the Program is terminated without cause, or voluntarily terminates his or her employment for good reason, he or she will receive the following:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12-month period

•	Acceleration of the executive officer’s stock options that would have vested within the 12 months following the date of the executive officer’s termination

•	Continued coverage of medical, dental, and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s benefits plan

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies. If the benefits provided under the Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the receipt of the greatest amount of benefits.

As defined in the Change in Control Program, a “Change in Control” happens if the company is sold or merges with another corporation, if an individual acquires 50 percent or more of the total voting power represented by voting securities, or if the composition of the Board of Directors changes substantially.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Crawford W. Beveridge, Chairman
J. Hallam Dawson
Michael J. Fister

Fiscal 2007 Summary Compensation Table

The table below presents information concerning the total compensation of Autodesk’s Named Executive Officers for the fiscal year ended January 31, 2007.

Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2007 and the base salary of the Named Executive Officers, equity-based compensation accounted for 70% of total compensation of the Named Executive Officers, salary accounted for approximately 13% of the total compensation, incentive compensation accounted for approximately 10% of the total compensation and benefits accounted for approximately 7% of the total compensation. Consistent with our philosophy, we believe equity-based compensation closely aligns management’s compensation with the long-term interests of our shareholders. Because the table below shows the value of certain equity awards based on the FAS 123(R) value rather than the fair value, these percentages cannot be derived using the amounts reflected in this table.

Name and Principal Position(a)	Fiscal Year	Salary ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Carl Bass, Chief Executive Officer and President	2007	643,750	4,435,427	1,000,000	3,500	6,082,677

Carol A. Bartz, Former Chief Executive Officer and President	2007	612,500	4,265,610	—	1,181,886	6,059,996

Alfred J. Castino, Senior Vice President and Chief Financial Officer	2007	366,667	935,551	278,000	4,015	1,584,233

George M. Bado, Executive Vice President, Worldwide Sales and Services	2007	360,000	997,814	245,296	28,635	1,631,745

Jan Becker, Senior Vice President, Human Resources	2007	307,500	844,917	233,000	3,563	1,388,980

(a)	Ms. Bartz resigned as Chief Executive Officer and President and became Executive Chairman effective April 30, 2006. Mr. Bass became Chief Executive Officer and President on May 1, 2006. Prior to such time, Mr. Bass was Chief Operating Officer.
(b)	The dollar value of base salary earned by each Named Executive Officer during fiscal 2007. Autodesk did not provide any additional stock or other non-cash items to its Named Executive Officers as salary compensation during fiscal 2007.
(c)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

(d)	Reflects (1) amounts earned for services performed during the fiscal year pursuant to Autodesk’s Executive Incentive Plan for all executives shown, except for Mr. Bado, and (2) amounts earned for services performed by Mr. Bado pursuant to Autodesk’s Executive Incentive Plan and for sales commissions and sales bonuses earned, as shown below:

Executive Incentive Plan	$60,000
Sales commissions	155,296
Sales bonus	30,000

Total:	$245,296

Amounts earned under the Executive Incentive Plan are payable by their terms in the following fiscal year, and sales bonuses and commissions are paid quarterly for the previous quarter’s bonuses and commissions earned.

(e)	Amounts in this column include personal gifts and related tax gross ups, reimbursement for certain travel expenses, transportation expenses, temporary housing expenses, resort travel and lodging, matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans, and organization dues. Ms. Bartz’s other compensation includes post-employment health and dental benefits for previous year’s service with an actuarially determined present value of $631,986 plus a $421,324 tax gross-up, and a Company gift for appreciation of years of service as CEO costing $67,500 plus a associated $33,889 tax gross-up.

All other compensation items included in this category do not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

Grants of Plan-Based Awards in Fiscal 2007

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2007.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (#)(b)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(c)
Name		Threshold ($)	Target ($)	Maximum ($)
Carl Bass	3/9/2006	—	700,000	1,330,000	750,000	38.00	10,520,250
Carol A. Bartz	3/9/2006	—	600,000	950,000	—	—	—
Alfred J. Castino	3/9/2006	—	277,500	527,250	55,000	38.00	771,485
George M. Bado	3/9/2006	—	245,296	359,296	45,000	38.00	631,215
Jan Becker	3/9/2006	—	232,500	441,750	55,000	38.00	771,485

(a)	Reflects threshold, target and maximum dollar amounts payable under the Executive Incentive Plan for performance during fiscal 2007, as described in “Compensation Discussion and Analysis—Elements of Compensation.” The “threshold” refers to the minimum amount payable for a certain level of performance; “target” refers to the amount payable if specified performance targets are reached; and “maximum” refers to the maximum payout possible. The actual amounts paid to each executive under the Executive Incentive Plan for fiscal 2007 were determined by the Compensation Committee in March 2007 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2007 Summary Compensation Table.” Mr. Bado’s amounts in “Target and “Maximum” columns both include fiscal 2007 commissions earned of $155,296; commissions do not have a preset maximum limit. When Ms. Bartz entered into a new employment agreement in January 2007, she voluntarily agreed to receive no Executive Incentive Plan award for fiscal 2007 and will not participate in the future.

(b)	Reflects options granted under the 2006 Employee Stock Plan during fiscal 2007 that are not performance based. All options granted to Named Executive Officers vest over a four year period at a rate of 25% per year. See “Employment Agreements and Change of Control Arrangements” below for a further description of certain terms relating to these awards. Stock-based compensation expense from these options are also included in the Summary Compensation Table and do not constitute additional compensation.
(c)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information concerning unexercised options for each Named Executive Officer outstanding as of January 31, 2007.

Option Awards
Name	Grant Date(a)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Carl Bass	3/8/2002 3/13/2003 9/25/2003 3/18/2004 6/28/2004 3/10/2005 3/9/2006	50,000 18,752 50,000 31,250 50,000 31,250 —		— 37,500 50,000 125,000 100,000 187,500 750,000	11.00 7.37 8.73 14.40 20.69 30.15 38.00	3/8/2012 3/13/2013 9/25/2013 3/18/2014 6/28/2014 3/10/2012 3/9/2012

Carol A. Bartz	3/18/1998 3/31/1998 12/6/1999 3/8/2002 3/13/2003 9/25/2003 3/18/2004 3/10/2005	120,000 120,000 120,772 640,000 300,000 300,000 500,000 125,000	(b) (b) (b)	— — — — 100,000 100,000 500,000 375,000	11.91 10.78 8.25 11.00 7.37 8.73 14.40 30.15	3/18/2008 3/31/2008 12/6/2009 3/8/2012 3/13/2013 9/25/2013 3/18/2014 3/10/2012

Alfred J. Castino	9/26/2002 9/24/2003 3/18/2004 3/10/2005 3/9/2006	60,000 24,000 75,000 22,500 —		— 20,000 75,000 67,500 55,000	6.36 8.73 14.40 30.15 38.00	9/26/2012 9/25/2013 3/18/2014 3/10/2012 3/9/2012

George M. Bado	11/11/2002 5/23/2003 11/20/2003 4/5/2004 3/10/2005 3/9/2006	50,000 — 12,500 — — —		— 17,500 12,500 60,000 67,500 45,000	6.44 7.43 9.70 16.42 30.15 38.00	11/11/2012 5/23/2013 11/20/2013 4/5/2014 3/10/2012 3/9/2012

Jan Becker	9/20/2001 3/8/2002 9/26/2002 3/13/2003 9/25/2003 3/18/2004 3/10/2005 3/9/2006	100,000 120,000 22,502 45,000 60,000 60,000 22,500 —		— — — 15,000 20,000 60,000 67,500 55,000	7.88 11.00 6.36 7.37 8.73 14.40 30.15 38.00	9/20/2011 3/8/2012 9/26/2012 3/13/2013 9/25/2013 3/18/2014 3/10/2012 3/9/2012

(a)	Reflects options granted under the 2006 Employee Stock Plan and the 1996 Stock Plan. Unless otherwise indicated below, all options granted to Named Executive Officers vest at the rate of 25% per year over the first four years of the option term. These options are also included in the Fiscal 2007 Summary Compensation Table and do not constitute additional compensation.
(b)	Options vest at a rate of 33% per year over the first three years of the option term.

Option Exercises and Stock Vested at 2007 Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended January 31, 2007. Autodesk has not granted stock to Named Executive Officers, and accordingly no shares were acquired upon vesting of stock awards for any of the Named Executive Officers during the fiscal year ended January 31, 2007.

	Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)
Carl Bass	131,921	2,722,701
Carol A. Bartz	1,600,537	45,234,929
Alfred J. Castino	65,600	1,446,992
George M. Bado	71,142	1,456,510
Jan Becker	48,271	1,443,716

(a)	Reflects the difference between (i) the market price of Autodesk common stock at the time of exercise on the exercise date and (ii) the exercise price of the option.

Nonqualified Deferred Compensation for Fiscal Year 2007

The following table presents information regarding the non-qualified deferred compensation activity for each listed officer during the fiscal year ended January 31, 2007.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)(c)	Aggregate Balance at Last Fiscal Year End ($)
Carl Bass	—	—	—	—	—
Carol A. Bartz	2,224,335	—	1,645,008	2,766,918	10,342,881
Alfred J. Castino	—	—	—	—	—
George M. Bado	207,026	—	52,287	—	665,185
Jan Becker	206,333	—	86,570	—	1,268,485

(a)	Contributions in this column include the following amounts which are also reported as salary and non-equity incentive plan compensation to the Named Executive Officer in the Fiscal 2007 Summary Compensation Table: Ms. Bartz, $575,277; Mr. Bado, $39,811; and Ms. Becker, $56,333. Contributions also include Executive Incentive Plan awards earned in the previous fiscal year but paid in fiscal 2007.
(b)	None of the earnings in this column is included in the Fiscal 2007 Summary Compensation Table because they were not preferential or above market.
(c)	Reflects a voluntary distribution during fiscal 2007 of salary and non-equity incentive plan compensation contributed to the non-qualified deferred compensation plan in previous years.

Under Autodesk’s Nonqualified Deferred Compensation Plan, certain executives (including Named Executive Officers) may defer compensation earned as salary, commissions or awards under the Executive Incentive Plan. Deferral elections are made by eligible executives each year during the “open enrollment” period (November or December) for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual salary, commissions and Executive Incentive Plan awards under this plan.

The investment options available to participants in the Nonqualified Deferred Compensation plan during fiscal 2007 are shown below, as well as the annual rate of return for each investment option for the calendar year ended December 31, 2006, as reported by the administrator of this plan:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Target Retirement 2045 Fund	15.98%	Vanguard Windsor™ II Fund	18.25%
Vanguard Target Retirement 2035 Fund	15.24%	Vanguard 500 Index Fund	15.64%
Vanguard Target Retirement 2025 Fund	13.24%	American Funds Growth Fund of America—Class R-4	10.91%
Vanguard Target Retirement 2015 Fund	11.42%	Hotchkis and Wiley Mid-Cap Value Fund—Class A	16.34%
Vanguard Target Retirement 2005 Fund	8.23%	Artisan Mid-cap Fund Investor Class	14.20%
Vanguard Target Retirement Income Fund	6.38%	Goldman Sachs Small Cap Value Fund—Institutional Class	17.78%
Vanguard Federal Money Market Fund	4.81%	Vanguard Explorer™ Fund	9.70%
Vanguard Total Bond Market Index Fund	4.27%	Vanguard International Value Fund	27.37%
Vanguard Short Term Bond	4.09%	Vanguard International Growth Fund	25.92%
Vanguard Wellesley Income Fund	11.28%	Vanguard GNMA Fund	4.33%
Dodge & Cox Stock Fund	18.53%	Vanguard REIT Index Fund	35.07%

Employment Agreements and Change in Control Arrangements

Executive Change in Control Program

In March 2006, the Board of Directors approved an amended and restated Executive Change in Control Program (the “Program”), in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control event. Each of Autodesk’s current executive officers, among other employees, participates in the Program. Under the terms of the Program, if, within 12 months of a “change in control,” an executive officer who participates in the Program is terminated without “cause”, or voluntarily terminates his or her employment on account of “good reason,” as each such term is defined in the Program, he or she will receive (provided the participant executes a release and non competition agreement):

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12 month period;

•

The acceleration of such executive officer’s stock options with respect to the number of shares that would have vested within the 12 months following the date of the executive officer’s termination; and

•

Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies.

If the benefits provided under the Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

Employment Agreement with Carol A. Bartz

In January 2007, the Company entered into an employment agreement with Carol A. Bartz that provides for, among other things, certain payments and benefits to be provided to Ms. Bartz upon a “change of control” of the Company or in the event her employment is terminated without “cause” or she resigns for “good reason,” as each such term is defined in Ms. Bartz’s employment agreement. In addition, at the end of Ms. Bartz’s employment with the Company, Ms. Bartz and her eligible dependents will receive continued health care coverage as follows: (i) if Ms. Bartz validly elects to continue coverage under COBRA, the Company will reimburse Ms. Bartz for premiums paid for a period of 12 months; (ii) after Ms. Bartz’s coverage under COBRA ends and prior to Ms. Bartz reaching the age of 65, the Company will pay premiums for insurance that provides health and dental benefits substantially comparable to those provided under the Company’s health plans, and in addition will pay for a primary physician under a concierge plan and a medical advocacy service to assist in processing claims; and (iii) after Ms. Bartz reaches the age of 65, Medicare shall become the primary health care provider, provided that the Company shall pay the cost of a supplemental insurance to maintain the same level of health coverage specified in (ii) above and will continue to pay the cost of a primary physician under a concierge plan and a medical advocacy service to assist in processing claims. Such coverage will end upon Ms. Bartz’s death or Ms. Bartz becoming eligible under another employer’s health plan, provided that, if there has been no termination of coverage at the time of Ms. Bartz’s death, coverage will continue to be provided to Ms. Bartz’s spouse to the extent reasonably possible. The continued health care coverage will be subject to Ms. Bartz signing and not revoking a separation and release of claims and abiding by the terms of a non-competition and non-solicitation agreement for 12 months.

In the event Ms. Bartz’s employment is terminated by the Company without cause or if Ms. Bartz resigns for good reason, Ms. Bartz will receive (i) the continued health care coverage discussed above, and (ii) immediate vesting of all outstanding, unvested stock options. Upon a change of control of the Company, Ms. Bartz will receive (i) immediate vesting of all outstanding, unvested stock options, and (ii) any additional benefits described in the Company’s Executive Change in Control Program. Such severance benefits will be subject to Ms. Bartz signing and not revoking a separation and release of claims and abiding by the terms of a non-solicitation agreement for 12 months.

In addition, in the event of Ms. Bartz’s employment terminates due to death or disability, then Ms. Bartz will receive immediate vesting of all outstanding, unvested stock options.

Employment Agreement with Carl Bass

In December 2006, the Company entered into an employment agreement with Carl Bass that provides for, among other things, certain payments and benefits to be provided to Mr. Bass in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control” of the Company, as each such term is defined in Mr. Bass’s employment agreement.

In the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, and such termination is not in connection with a change of control, Mr. Bass will receive (i) continued payment of his then current base salary plus his target annual incentive compensation under the Executive Incentive Plan for the year in which the termination occurs, for 12 months, (ii) accelerated vesting for 12 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date he entered into his employment agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. In addition, Mr. Bass is subject to nonsolicitation and noncompetition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason, Mr. Bass will receive (i) a lump sum payment in an amount equal to 100% of his then current annual base salary plus his target annual incentive compensation under the Executive Incentive Plan for the year in which the termination occurs, (ii) accelerated vesting for 24 months of his then outstanding, unvested equity awards (other than awards that vest based on performance), (iii) a period of not less than 6 months to exercise any vested stock options that were granted to Mr. Bass on or after the date of the Bass Agreement, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans.

Potential Payments Upon Termination or Change of Control

The tables below estimate the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is estimated below. The amounts shown assume that such termination was effective as of January 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives on their termination. The price per share of Autodesk’s common stock is the closing price on the Nasdaq Global Select Market as of January 31, 2007 ($43.72). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Carl Bass:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007 ($)	For Cause Termination on 1/31/2007 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007 ($)	Disability on 1/31/2007 ($)	Death on 1/31/2007 ($)
Compensation:
Base Salary(1)	—	700,000	—	700,000	—	—
Executive Incentive Plan (EIP)(2)	1,000,000	1,700,000	1,000,000	1,700,000	1,000,000	1,000,000
Stock Options(3)	—	4,650,131	—	8,969,469	—	—
Benefits and perquisites:
Health and Welfare Benefits(4)	—	16,048	—	16,048	—	—
Disability Income(5)	—	—	—	—	4,999,761	—
Accidental Death or Disability(6)	—	—	—	—	—	—
Life Insurance Benefits(7)	—	—	—	—	—	1,250,000
Accrued Vacation Pay	64,613	64,613	64,613	64,613	64,613	64,613

Carol A. Bartz:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007 ($)	For Cause Termination on 1/31/2007 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007 ($)	Disability on 1/31/2007 ($)	Death on 1/31/2007 ($)
Compensation:
Base Salary(1)	—	—	—	500,000	—	—
Stock Options(3)	—	9,217,622	—	9,217,622	9,217,622	9,217,622
Benefits and perquisites:
Health and Welfare Benefits(4)	1,053,310	1,053,310	1,053,310	1,053,310	1,053,310	317,840
Disability Income(5)	—	—	—	—	1,946,183	—
Accidental Death or Disability(6)	—	—	—	—	500,000	500,000
Life Insurance Benefits(7)	—	—	—	—	—	1,000,000
Accrued Vacation Pay	57,693	57,693	57,693	57,693	57,693	57,693

Alfred J. Castino:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007 ($)	For Cause Termination on 1/31/2007 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007 ($)	Disability on 1/31/2007 ($)	Death on 1/31/2007 ($)
Compensation:
Base Salary(1)	—	—	—	370,000	—	—
Executive Incentive Plan (EIP)(2)	278,000	278,000	278,000	729,000	278,000	278,000
Stock Options(3)	—	—	—	829,735	—	—
Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	16,048	—	—
Disability Income(5)	—	—	—	—	2,044,189	—
Accidental Death or Disability(6)	—	—	—	—	370,000	370,000
Life Insurance Benefits(7)	—	—	—	—	—	1,110,000
Accrued Vacation Pay	29,883	29,883	29,883	29,883	29,883	29,883

George M. Bado:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007 ($)	For Cause Termination on 1/31/2007 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007 ($)	Disability on 1/31/2007 ($)	Death on 1/31/2007 ($)
Compensation:
Base Salary(1)	—	—	—	360,000	—	—
Executive Incentive Plan(2)	60,000	60,000	60,000	224,000	60,000	60,000
Sales commissions and bonus(8)	52,114	52,114	52,114	52,114	52,114	52,114
Stock Options(3)	—	—	—	853,084	—	—
Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	16,048	—	—
Disability Income(5)	—	—	—	—	4,406,511	—
Accidental Death or Disability(6)	—	—	—	—	1,250,000	1,250,000
Life Insurance Benefits(7)	—	—	—	—	—	600,000
Accrued Vacation Pay	33,230	33,230	33,230	33,230	33,230	33,230

Jan Becker:

Executive Benefits and Payments Upon Separation	Voluntary Termination on 1/31/2007 ($)	Involuntary Not For Cause or Voluntary for Good Reason (Except Change in Control) Termination on 1/31/2007 ($)	For Cause Termination on 1/31/2007 ($)	Involuntary Not for Cause or Voluntary For Good Reason (Change in Control) Termination on 1/31/2007 ($)	Disability on 1/31/2007 ($)	Death on 1/31/2007 ($)
Compensation:
Base Salary(1)	—	—	—	310,000	—	—
Executive Incentive Plan (EIP)(2)	233,000	233,000	233,000	547,333	233,000	233,000
Stock Options(3)	—	—	—	832,813	—	—
Benefits and perquisites:
Health and Welfare Benefits(4)	—	—	—	15,688	—	—
Disability Income(5)	—	—	—	—	1,823,652	—
Accidental Death or Disability(6)	—	—	—	—	310,000	310,000
Life Insurance Benefits(7)	—	—	—	—	—	620,000
Accrued Vacation Pay	5,961	5,961	5,961	5,961	5,961	5,961

(1)	Base Salary: The dollar value of base salary each executive would be paid upon termination or change in control. For Mr. Bass and Ms. Bartz, the amounts shown would be paid in accordance with their respective employment agreements. For Mr. Castino, Mr. Bado and Ms. Becker, the amounts shown would be paid in accordance with the Autodesk Change in Control Program.

(2)	Executive Incentive Plan (EIP): For Mr. Bass, amounts reflect payments in accordance with his employment agreement. Ms. Bartz does not participate in the Executive Incentive Plan. For Mr. Castino, Mr. Bado and Ms. Becker, amounts in the Voluntary Termination, Involuntary Not for Cause or Voluntary for Good Reason (Except in Change in Control) and For Cause Termination columns reflect the sum of the fiscal 2007 bonus already earned under the Executive Incentive Plan, and the amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) column are the sum of the fiscal 2007 bonus already earned under the Executive Incentive Plan and a severance bonus equal to the average of the last three years’ bonuses under the Autodesk Change in Control Program.
(3)	Stock Options: For Mr. Castino, Mr. Bado and Ms. Becker, amounts shown in the Involuntary Not for Cause or Voluntary For Good Reason columns reflect the value of their outstanding stock options that would normally have vested in the twelve months following their separation but are accelerated (i.e., vest immediately on the date of separation) in accordance with the Autodesk Change in Control Program agreement. For Mr. Bass, in accordance with his employment agreement, the amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) column reflects the value realized upon immediate vesting of his options normally vesting in the twelve months following his separation; in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) column, the amount shown reflects the value realized upon immediate vesting of his options normally vesting in the twenty-four months following his separation. For Ms. Bartz, in accordance with her employment agreement, the amounts shown in the Involuntary Not For Cause (Except Change in Control), Involuntary Not for Cause (Change in Control), Disability and Death columns all reflect immediate vesting of all of her outstanding stock options.
(4)	Health and Welfare Benefits: For Mr. Bass, in accordance with his employment agreement, these amounts represent the cost of continuing coverage for Mr. Bass and his dependents for twelve months. For Ms. Bartz, in accordance with her employment agreement, these amounts reflect the present value (including tax gross-up) of postemployment health coverage as shown on the Summary Compensation Table in column (i) and described in the corresponding footnote (i) to that table; the amount shown in the Death column represents continuing spousal coverage. For all other executives, these amounts represent the cost of continuing coverage for each executive and their dependents for twelve months in accordance with the Autodesk Change in Control Program.
(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under the Company’s disability program, which represent 100% of salary for the first 90 days, and then 66- 2/3% of salary thereafter until the age of 65. These payments would be made by the insurance provider, not by Autodesk.

(6)	Accidental Death or Disability: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of each executive’s accidental disability or death.
(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of each executive’s death.
(8)	Sales Commissions and Bonus: Reflects amounts earned in the fourth quarter of fiscal 2007 by Mr. Bado that will be paid in the following fiscal year.

Compensation of Directors

The table below presents information concerning the compensation paid or accrued by us to each of our non-employee directors for the fiscal year ended January 31, 2007. Ms. Bartz and Mr. Bass, who are our employees, do not receive additional compensation for their services as a director.

Name	Stock Awards ($)(a)(b)	Option Awards ($)(a)(c)	Total ($)
J. Hallam Dawson	106,963	230,493	337,456
Mary Alice Taylor	94,961	230,493	325,454
Crawford W. Beveridge	91,470	230,493	321,963
Mark A. Bertelsen	72,467	230,493	302,960
Michael J. Fister	72,467	311,522	383,989
Per-Kristian Halvorsen	72,467	230,493	302,960
Steven L. Scheid	72,467	230,493	302,960
Larry W. Wangberg	72,467	230,493	302,960

(a)	Reflects the dollar amount recognized for financial statement reporting purposes (excluding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus includes amounts for awards granted in and prior to fiscal 2007. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in in our fiscal year 2007 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the directors.
(b)	In fiscal 2007, our non-employee directors received the following grants of restricted stock:

Name	Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)
J. Hallam Dawson	3,837	$131,954
Mary Alice Taylor	3,488	119,952
Crawford W. Beveridge	3,314	113,968
Mark A. Bertelsen	2,616	89,964
Michael J. Fister	2,616	89,964
Per-Kristian Halvorsen	2,616	89,964
Steven L. Scheid	2,616	89,964
Larry W. Wangberg	2,616	89,964

(c)	In fiscal 2007, each of our non-employee directors received the following options to purchase shares of our common stock:

Name	Grant Date	Number of Shares (#)	Exercise Price Per Share ($)	Grant Date Fair Value of Option Awards ($)
J. Hallam Dawson	6/8/2006	20,000	$34.40	$199,212
Mary Alice Taylor	6/8/2006	20,000	34.40	199,212
Crawford W. Beveridge	6/8/2006	20,000	34.40	199,212
Mark A. Bertelsen	6/8/2006	20,000	34.40	199,212
Michael J. Fister	6/8/2006	20,000	34.40	199,212
Per-Kristian Halvorsen	6/8/2006	20,000	34.40	199,212
Steven L. Scheid	6/8/2006	20,000	34.40	199,212
Larry W. Wangberg	6/8/2006	20,000	34.40	199,212

The aggregate number of each director’s stock options outstanding at January 31, 2007 is disclosed in the table below:

Name	Option Awards Outstanding (#)
J. Hallam Dawson	200,000
Mary Alice Taylor	240,000
Crawford W. Beveridge	150,000
Mark A. Bertelsen	160,000
Michael J. Fister	180,000
Per-Kristian Halvorsen	159,600
Steven L. Scheid	80,000
Larry W. Wangberg	160,000

Standard Director Compensation Arrangements

During fiscal 2007, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors	$75,000
Lead Director	an additional $25,000
Chair of the Audit Committee	an additional $25,000
Chair of the Compensation and Human Resources Committee	an additional $20,000
Chair of the Corporate Governance and Nominating Committee	an additional $10,000

Each director may elect to receive up to fifty percent of the annual fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. The restricted stock would be issued on the date of the annual meeting of stockholders and would vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

For fiscal 2007, all of the non-employee directors elected to receive 100% of their annual fees as restricted stock. Such restricted stock was issued on June 8, 2006 (the date of last year’s annual meeting of stockholders) and will vest on the date of the Annual Meeting, provided that the recipient is a director on such date.

Additionally, the Company’s 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2000 Directors’ Option Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s equity compensation plans as of January 31, 2007.

(shares in thousands)	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	26,389	$22.31	26,782	(2)
Equity compensation plans not approved by security holders(3)	2,985	9.72	—

Total	29,374	$21.02	26,782

(1)	Included in these amounts are 0.2 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $4.04 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	This amount includes 18.1 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan.
(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004.

The 1996 Stock Plan was adopted by the stockholders in 1996. Employees, including executive officers and the members of the Board of Directors, are eligible to participate in the 1996 Stock Plan. The 1996 Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options (that is, options that entitle the optionee to special U.S. income tax treatment) and nonstatutory stock options may be granted under the 1996 Stock Plan. Options granted under the 1996 Stock Plan generally vest over periods ranging from one to five years and expire within ten years of date of grant. The exercise price of the stock options granted under the 1996 Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date. The 1996 Stock Plan expired in March 2006.

Our Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in 1996 and terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

Our 1998 Employee Qualified Stock Purchase Plan was adopted by the stockholders in 1998. The 1998 Employee Qualified Stock Purchase Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. The 1998 Employee Qualified Stock Purchase Plan provides employees of the Company with an opportunity to purchase Common Stock through accumulated payroll deductions. Under the 1998 Employee Qualified Stock Purchase Plan, eligible employees may purchase shares of Common Stock at their discretion using up to 15% of their compensation subject to certain limitations, at not less than 85% of fair market value as defined in the plan agreement.

Our 2000 Directors’ Option Plan was adopted by the stockholders in 2000. The 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory options to non-employee directors of the Company. The 2000 Directors’ Option Plan is intended to help the Company attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the non-employee directors of the Company to serve as directors and encourage their continued service on the Board of Directors, and to encourage equity ownership by directors in order to align their interests with those of the stockholders. The exercise price of the stock options granted under the 2000 Directors’ Option Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

The 2006 Employee Stock Plan was adopted by the stockholders in November 2005 and became effective in March 2006. Employees, including executive officers, are eligible to participate in the 2006 Employee Stock Plan. The 2006 Employee Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options and nonstatutory stock options may be granted under the 2006 Employee Stock Plan. Options granted under the 2006 Employee Stock Plan generally vest over periods ranging from one to four years and expire within six years of date of grant. The exercise price of the stock options granted under the 2006 Employee Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 30, 2007, for each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 26 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers(1)	Common Stock Beneficially Owned(2)	Percentage Beneficially Owned(3)
Principal Stockholders:
ClearBridge Advisors, LLC(4)	12,339,560	5.4%
T. Rowe Price Associates, Inc.(5)	18,251,701	7.9%
TCW Asset Management Co.(6)	15,918,552	6.9%
Non-Employee Directors:
Mark A. Bertelsen(7)	149,999	*
Crawford W. Beveridge(8)	154,634	*
J. Hallam Dawson(9)	229,248	*
Michael J. Fister(10)	166,441	*
Per-Kristian Halvorsen(11)	153,843	*
Steven L. Scheid(12)	69,472	*
Mary Alice Taylor(13)	271,178	*
Larry W. Wangberg(14)	171,719	*
Named Executive Officers:
Carol A. Bartz(15)	3,727,994	1.6%
Carl Bass(16)	596,583	*
George M. Bado(17)	160,936	*
Alfred J. Castino(18)	295,541	*
Jan Becker(19)	519,297	*
All directors and current executive officers as a group (20 persons)(20)	7,403,739	3.2%

*	Represents less than one percent (1%) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 30, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(3)	The total number of shares of Common Stock outstanding as of March 30, 2007 was 231,165,564.
(4)	As of December 31, 2006, the date of ClearBridge Advisors LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2007, 11,661,893 shares were beneficially owned by ClearBridge Advisors LLC. These shares include (i) 10,556,766 shares beneficially owned by ClearBridge Advisors, LLC, (ii) 992,527 shares beneficially owned by ClearBridge Asset Management, Inc. and (iii) 112,600 shares beneficially owned by Smith Barney Fund Management LLC. The address of ClearBridge Advisors, LLC is 399 Park Avenue, New York, New York 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2007.

(5)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202, which was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2007.
(6)	The address of TCW Asset Management Co. is 865 South Figueroa Street, Los Angeles, California 90014, which was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2007.
(7)	Includes 140,000 shares subject to options exercisable within 60 days of March 30, 2007.
(8)	Includes 130,000 shares subject to options exercisable within 60 days of March 30, 2007.
(9)	Includes 180,000 shares subject to options exercisable within 60 days of March 30, 2007.
(10)	Includes 160,000 shares subject to options exercisable within 60 days of March 30, 2007.
(11)	Includes 139,600 shares subject to options exercisable within 60 days of March 30, 2007.
(12)	Includes 60,000 shares subject to options exercisable within 60 days of March 30, 2007.
(13)	Includes 220,000 shares subject to options exercisable within 60 days of March 30, 2007.
(14)	Includes 140,000 shares subject to options exercisable within 60 days of March 30, 2007.
(15)	Includes 2,700,772 shares subject to options exercisable within 60 days of March 30, 2007.
(16)	Includes 581,252 shares subject to options exercisable within 60 days of March 30, 2007.
(17)	Includes 143,750 shares subject to options exercisable within 60 days of March 30, 2007.
(18)	Includes 255,250 shares subject to options exercisable within 60 days of March 30, 2007.
(19)	Includes 511,252 shares subject to options exercisable within 60 days of March 30, 2007.
(20)	Includes 6,028,223 shares subject to options exercisable within 60 days of March 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk’s Related Party Transactions Policy states that all transactions between or among the Company and its wholly-owned subsidiaries and any Related Party, as defined, requires the prior written approval of the Chief Financial Officer. Non-routine Transactions with vendors and suppliers to the Company and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed “related person” transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Party Transactions

During fiscal 2007, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as principal outside counsel to Autodesk. Mark A. Bertelsen, a director of Autodesk, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Payments by Autodesk to Wilson Sonsini Goodrich & Rosati were less than one percent of such firm’s revenues in the last fiscal year. We believe that the services performed by Wilson Sonsini Goodrich & Rosati were provided on terms no more or less favorable than those with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The Nasdaq Stock Market. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2007, we are not aware of any late Section 16(a) filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us—Investors—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2007 with management and Ernst & Young LLP, Autodesk’s independent auditors. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” each as currently in effect. We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mary Alice Taylor, Chairman
Steven L. Scheid
Larry W. Wangberg

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

THE BOARD OF DIRECTORS

June 12, 2007

San Rafael, California

ANNEX A

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AUTODESK, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AUTDK1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUTODESK, INC.

A	Election of Directors

1.	The Board of Directors recommends a vote
	FOR the listed nominees.	For	Against	Abstain			For	Against	Abstain

	1a - Carol A. Bartz	☐	☐	☐		1g - Per-Kristian Halvorsen	☐	☐	☐

	1b - Carl Bass	☐	☐	☐		1h - Larry W. Wangberg	☐	☐	☐
B Issue
	1c - Mark A. Bertelsen	☐	☐	☐
The Board of Directors recommends a vote FOR Item 2.
	1d - Crawford W. Beveridge	☐	☐	☐	Please read the resolution in full on the accompanying proxy materials.

							For	Against	Abstain
	1e - J. Hallam Dawson 1f - Michael J. Fister	☐ ☐	☐ ☐	☐ ☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2008.	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy - Autodesk, Inc.

Meeting Details

2007 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 12, 2007, and hereby appoints Carl Bass and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Autodesk to be held on July 6, 2007, at 10:00 a.m., at Autodesk’s principal executive office, located at 111 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)